UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 29, 2012

BIONOVO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33498	20-5526892
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street, Suite 400, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 601-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.           Termination of a Material Definitive Agreement.

The Securities Purchase Agreement, dated as of December 30, 2011 (the “Securities Purchase Agreement”), between the Bionovo, Inc., a Delaware corporation (the “Company”) and Socius CG II, Ltd., a Bermuda exempted company (“Socius”) automatically terminated pursuant to its terms on February 29, 2012. The terms and conditions of the Securities Purchase Agreement are described in Item 1.01 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 4, 2012, which description is incorporated herein by reference.

As previously reported, under the terms of the Securities Purchase Agreement, subject to certain conditions, the Company had the right, in its sole discretion, over a term of two years, to demand, through delivery of separate tranche notices, that Socius purchase up to a total of $5 million of newly-created redeemable Series A preferred stock of the Company (the “Preferred Stock”). On February 24, 2012, the Company issued and sold to Socius 105 shares of Preferred Stock at $1,000 per share pursuant to the Securities Purchase Agreement.

The Company did not incur any early termination penalties in connection with the termination. There are no material relationships between the Company or its affiliates, on the one hand, and Socius, on the other hand, other than in respect of the Securities Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012	Bionovo, Inc.

By:	/s/ Isaac Cohen
Name:	Isaac Cohen
Title:	Chairman and Chief Executive Officer